Exhibit 99.1

HARBINGER GROUP INC.
ANNOUNCES THE COMPLETION OF $400 MILLION PREFERRED STOCK SALE
AND A STRATEGIC ALLIANCE WITH FORTRESS INVESTMENT GROUP

Harbinger Group Inc.  (“HGI”; NYSE:  HRG) today announced the successful completion of convertible preferred stock issuances totaling $400 million.  The initial sales were consummated in May 2011 for $280 million with a conversion price of $6.50 per share. Additional sales were completed in August 2011 for $120 million with a conversion price of $7.00 per share. The net proceeds from the issuances of the preferred stock will be used for general corporate purposes, which may include acquisitions and future investments.

The issuances were led by a $205 million investment by private equity funds affiliated with Fortress Investment Group LLC.  Fortress has the right to appoint one director to HGI’s board of directors.  The additional preferred shareholders are comprised of leading investors, including: private equity funds affiliated with Providence Equity Capital Markets, L.L.C.; Wilton Re Holdings Limited; an investment fund managed by JHL Capital Group LLC; funds and/or accounts managed or advised by DDJ Capital Management, LLC; and funds affiliated with Luxor Capital Group, L.P.

As of today, the preferred stock would represent approximately 30% of HGI’s outstanding common stock on an as-converted basis.   Funds managed by Harbinger Capital Partners remain the Company‘s largest stockholders. Assuming conversion of the preferred stock as of today, Harbinger Capital Partners would own approximately 65% of HGI, and Fortress Investment would own approximately 16%.

The terms of the preferred stock include a quarterly cash dividend at an annualized rate of 8%, and a cumulative quarterly pay-in-kind dividend at an annualized rate of 4% that will be reduced to 2% or 0% if HGI achieves specified rates of growth measured by net asset value.

Philip Falcone, CEO of HGI, said, “Harbinger Group has raised $900 million in the past nine months, comprised of $400 million in preferred stock and $500 million in senior debt. We are delighted with the strong endorsement of HGI’s permanent capital model we have received from this world-class group of investors. With our strong liquidity and potential to further partner with our strategic investors, we are well positioned to execute our business plan and expand in our target sectors.”

Peter Briger of Fortress Investment, said, “We are extremely excited about the future growth potential of Harbinger Group and the operating performance of its current group of businesses. We are also pleased this group of leading institutions is joining us as shareholders in Harbinger Group.”

Holders of the preferred stock will have the right to vote together with the holders of common stock on all matters upon which the holders of common stock are entitled to vote, on an as-converted basis, subject to certain New York Stock Exchange stockholder approval requirements and regulatory approval.  Please refer to the Company's Form 8-K filed with the Securities and Exchange Commission for the complete terms of the convertible preferred stock.

The preferred stock have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the preferred stock, nor shall there be any offer, solicitation or sale of any preferred stock in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Harbinger Group Inc.

Harbinger Group Inc. is a diversified holding company. The Company's principal operations are conducted through subsidiaries that offer life insurance and annuity products, and branded consumer products such as batteries, pet supplies, home and garden control products, personal care and small appliances. The Company focuses on opportunities in these sectors as well as financial products, telecommunications, agriculture, power generation and water and natural resources. The Company makes certain reports available free of charge on its website at www.harbingergroupinc.com as soon as reasonably practicable after each such report is electronically filed with, or furnished to, the Securities and Exchange Commission.

Forward-Looking Statements

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: The statements contained in this press release and oral statements made from time to time by representatives of the Company regarding the proposed offering and the use of proceeds of the offering are forward-looking statements based upon management's current expectations that are subject to risks, and uncertainties that could cause actual results, events and developments to differ materially from those set forth in or implied by forward-looking statements. These statements and other forward-looking statements made from time-to-time by the Company and its representatives are based upon certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "believes," "expects," "intends," "anticipates," "plans," "seeks," "estimates," "projects," "may" or similar expressions. Factors that could cause actual results, events and developments to differ include, without limitation, capital market conditions, the risk that the Company may not be successful in identifying any suitable future acquisition opportunities and those factors listed under the caption "Risk Factors" in the Company's prospectus filed with the Securities and Exchange Commission on May 9, 2011 pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended. All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. The Company does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results.

CONTACT:

APCO Worldwide
Jeff Zelkowitz, 646-218-8744
jzelkowitz@apcoworldwide.com

or

Harbinger Group Inc.
Francis T. McCarron, CFO, 212-906-8560
investorrelations@harbingergroupinc.com